Exhibit 99.1
PRESS RELEASE
Harris Corporation Third Quarter Revenue Increases 24%;
Orders Higher Than Revenue in All Four Operating Segments
Company Increases Fiscal Year 2009 Earnings Guidance
MELBOURNE, Florida, April 29, 2008 — Harris Corporation (NYSE:HRS) reported revenue for its third quarter of fiscal year 2008 of $1.33 billion, an increase of 24 percent compared to $1.07 billion in the prior-year quarter. Organic revenue increased 15 percent, excluding the impact of prior-year acquisitions.
Net income for the third quarter of fiscal year 2008 was $108 million, or $.78 per diluted share. Net income in the prior-year quarter, which included a significant gain associated with the Harris Stratex Networks combination, was $215 million, or $1.52 per diluted share. Non-GAAP net income, excluding acquisition-related costs and gains, was $110 million, or $.81 per diluted share, in the third quarter of fiscal year 2008, compared to $101 million, or $.72 per diluted share, in the prior-year quarter. Third quarter fiscal year 2008 earnings were adversely impacted by a previously announced charge of $47 million for cost overruns on several commercial satellite reflector programs. Also, as previously announced, third quarter earnings benefited from a low effective tax rate. A reconciliation of GAAP to non-GAAP financial measures is provided in Tables 5 through 8 along with accompanying notes.
“Strong revenue growth continued in the third quarter across all of our businesses. Even with the impact of the commercial reflector charge, Harris generated excellent earnings in the quarter,” said Howard L. Lance, chairman, president and chief executive officer. “Orders were particularly strong and our growing backlog should provide excellent momentum entering fiscal 2009.”
Defense Communications and Electronics
Results in the Defense Communications and Electronics segment continued to be excellent, with third quarter revenue of $507 million, an increase of 22 percent compared to the prior-year quarter. Orders were significantly greater than revenue. Operating income of $156 million increased 24 percent, compared to the prior-year quarter, and operating margin was 31 percent. The Defense Communications and Electronics segment is comprised of the RF Communications Division and Defense Programs.
Global market demand for Harris Falcon® tactical radios continued to increase at double-digit rates. Deployment of advanced communications systems remains a top customer priority in the U.S. as well as globally. Demand is being driven by modernization programs, force expansion, force restructuring and modularity, and network-centric operations that significantly improve situational awareness. International deliveries were made to a diverse set of customers, including Pakistan, Albania, Algeria, Bulgaria, Kazakhstan, Saudi Arabia, Georgia, Singapore, Chad, Jamaica, Romania, Spain, Thailand, and the United Kingdom.
Significant RF Communications orders in the third quarter included:
•	A $118 million order from the U.S. Army to supply Falcon II® high-frequency (HF) vehicular radio systems for HMMWV’s and other vehicles;
•	A $97 million contract to continue upgrading U.S. Marine Corps tactical radio communications with multiband, multimission JTRS-approved Falcon III® handheld and vehicular radio systems;
•	An $80 million order from the Philippines Ministry of Defence for Falcon radios;
•	A $45 million order to supply the U.S. Air Force with a complete suite of Falcon tactical radios for its fleet of Mine Resistant Ambush Protected (MRAP) vehicles; and

•	A $25 million contract from the Brunei Ministry of Defence to supply tactical radios, accessories and other equipment to the Combat Net Radio replacement program of the Royal Brunei Armed Forces.
Announcements in the third quarter related to the robust RF Communications new product funnel included:
•	First deliveries of the new Falcon III multiband, multimission manpack radio, the first wideband networking radio to utilize the Software Communication Architecture (SCA) and receive NSA Type 1 certification for the protection of voice and data traffic up through the TOP SECRET level;
•	Deployment of the new Broadband Ethernet high-capacity line-of-site radio by the 2-25th Stryker Brigade Combat Team of the U.S. Army’s 25th Infantry Division;
•	Introduction of the first multiband land mobile radio that provides real-time interoperable communications for the growing federal public safety and homeland security market;
•	A contract from the Defence Forces of Norway to provide several thousand RF-7800S Secure Personal Radios, a lightweight wideband radio that delivers secure tactical communications to individual soldiers; and
•	Use of the JTRS-approved Falcon III handheld radios in U.S. Army Shadow 200 Unmanned Aerial Vehicles to extend the communications capabilities of soldiers serving in mountainous and urban environments.
Defense Programs revenue increased in the third quarter of fiscal year 2008, compared to the prior-year quarter. Higher revenue was achieved in a number of strategic Department of Defense (DoD) programs including: the LMST (Lightweight Multiband Satellite Terminal) program for the U.S. Marine Corps, the WIN-T (Warfighter Information Network-Tactical) program for the U.S. Army, the IFCS (Improved Fire Control System) for the U.S. Army Multiple Launch Rocket System, the CDL (Common Data Link) Hawklink program for the U.S. Navy, and the MIDS (Multifunctional Information Distribution System) for DoD aircraft.
Harris products and systems are providing advanced battlespace networking capabilities at virtually every layer of the global communications grid — ground, air, sea and space. Harris develops mobile, ad hoc and self-healing networks for network-centric warfare, providing defense forces with true situational awareness and information assurance, along with multi-level security and leading-edge encryption solutions.
Government Communications Systems
Revenue growth also continued in the Government Communications Systems segment. Third quarter revenue was $491 million, an increase of 27 percent compared to the prior-year quarter. Orders were higher than revenue. Operating income for the third quarter was $6 million and was adversely impacted by the $47 million charge for commercial satellite reflector programs. Operating income in the prior-year quarter was $45 million. The Government Communications Systems segment is comprised of Civil Programs, National Intelligence Programs, and IT Services.
Organic revenue increased 6 percent in the third quarter, compared to the prior-year quarter, driven by the FDCA (Field Data Collection Automation) program for the U.S. Census Bureau, the Patriot IT services program for the NRO (National Reconnaissance Office), the NETCENTS IT integration and services program for the U.S. Air Force, and a number of classified programs.
Major program wins in the third quarter included the potential $410 million, 6.5-year Network and Space Operations and Maintenance (NSOM) program. Harris will provide operations and maintenance support to the 50th Space Wing Air Force Satellite Control Network at locations around the world. Harris also received a $22 million, 6-month extension to a Department of State contract to modernize IT architecture for the Bureau of Consular Affairs. During the quarter, Harris won new classified programs valued at approximately $140 million and was awarded a $20 million, 2-year program to provide satellite reflector antennas for the Sirius Satellite Radio FM 6 satellite expected to be launched in the fourth quarter of 2010.
In a new market for Harris – Healthcare IT – Harris won a $6 million contract during the third quarter from the U.S. Department of Health and Human Services. Harris will develop and integrate an open-source National Health Information Exchange Gateway solution that will enable federal healthcare agencies and healthcare providers to share patient information more quickly and easily, improving the quality of care and reducing costs.
Following the close of the quarter, Harris was awarded a 10-year contract valued at more than $40 million to supply depot support and engineering services for multiple space control systems for the U.S. Space and Missile Systems Center Space Superiority Systems Wing at Los Angeles Air Force Base, California. The value of the contract may increase through future options.
Broadcast Communications
Third quarter revenue in the Broadcast Communications segment was $159 million, an increase of 14 percent compared to the prior-year quarter. Orders were higher than revenue. Operating income was $7 million, compared to non-GAAP operating income of $5 million in the prior-year quarter. In the prior-year quarter, the segment had an operating loss, on a GAAP basis, of $18 million, which included the impact of cost-reduction actions and the discontinuance of a software development effort. Strong orders and an increase in backlog in the third quarter are expected to drive higher sales and operating income in the fourth quarter. A number of new initiatives are also underway to further reduce operating expenses and improve gross margins going forward.
Revenue growth in the third quarter was across all business areas in both U.S. and international markets. Higher revenue is being driven by the continuing global conversion to both digital and HD (high-definition) operations. Sales of Transmission Systems grew at double-digit rates, compared to the prior-year quarter, as a result of strong shipments in the U.S. market for the over-the-air digital transmission build-out. Double-digit growth continued in Infrastructure & Digital Media systems, including routers, graphics equipment and multiviewers. Third quarter sales of traffic and billing Software Solutions also improved, particularly in international markets.
Increasingly, large media customers are selecting the Harris ONE™ approach for workflow solutions across the entire broadcast delivery chain, tying workflow and signal flow together to improve productivity and responsiveness. Recent international examples include projects with Chunghwa Telecom in Taiwan; Brazilian broadcaster TV Anhanguera; the Saudi Arabia Ministry of Culture and Information for Saudi Television; Kuwait Television; RTV, the national public broadcaster in Slovenia; and HD suisse, the first HD television channel in Switzerland.
Harris Stratex Networks, Inc.
Revenue for the Harris Stratex Networks segment was $178 million in the third quarter, an increase of 21 percent compared to the prior-year quarter on a pro forma, non-GAAP basis (as if the former Harris Microwave Communications segment and Stratex Networks had been combined since the beginning of fiscal year 2007). Non-GAAP operating income in the third quarter was $11 million, excluding integration costs associated with the Harris Stratex Networks combination, compared with non-GAAP operating income of $4 million in the prior-year quarter. Segment operating income on a GAAP basis was $9 million, compared to $141 million in the prior-year quarter, which included a significant gain associated with the business combination, net of transaction-related costs.
North American revenue increased a strong 16 percent to $57 million in the third quarter compared to the prior-year quarter. Sales continue to be fueled by leased line substitution,

foot-print expansion, grant money that is being made available to state, local and federal agencies, and right-of-way users responding to an increased demand for bandwidth expansion and some re-allocation to 1.7 / 2.7 GHz frequencies. International revenue increased 27 percent to $117 million in the third quarter. Growth was led by a 49 percent year-over-year increase in Africa, reflecting a rebound in capital investment following a series of mobile operator consolidations. Revenue growth was also strong in Europe, the Middle East and Russia.
During the quarter, Harald J. Braun was appointed president and chief executive officer of Harris Stratex Networks, succeeding Guy M. Campbell, who had previously announced his retirement. An industry veteran, Braun previously served as president and CEO of Siemens Networks LLC and was most recently senior executive in Nokia Siemens Networks North America.
Harris Stratex Networks (NASDAQ:HSTX) management will host a conference call and webcast (www.harrisstratex.com) today at 5:30 p.m., Eastern Time, to discuss financial results for their fiscal year third quarter.
Outlook
Harris reconfirmed its non-GAAP earnings guidance for fiscal year 2008 previously provided on February 28, 2008 at approximately $3.45 per diluted share. The company increased its earnings guidance for fiscal year 2009 to a new range of $4.05 to $4.15 per diluted share, compared to initial guidance provided on March 5, 2008, of $4.00 to $4.10 per diluted share. Fiscal 2009 earnings guidance now represents a year-over-year increase of 17 to 20 percent compared to current non-GAAP guidance for fiscal year 2008.
The corresponding fiscal year 2008 GAAP earnings guidance is approximately $3.34 per diluted share. A reconciliation of GAAP to non-GAAP guidance is provided in Table 7 and the accompanying notes.
Harris will host a conference call today at 4:30 p.m., Eastern Time, to discuss the above items. Interested individuals are invited to listen to the call by using a dial-in number: (719) 325-4796, access code: 5925245. The conference call also will be broadcast live via the Internet at www.harris.com. A replay of the teleconference will be available beginning at 8:00 p.m., Eastern Time, and will run until midnight, Eastern Time, on May 6, 2008. To access the replay, please call (719) 457-0820, access code: 5925245. A recording of the call will also be available on the Harris website beginning at 7:00 p.m., Eastern Time, on April 29.
Harris is an international communications and information technology company serving government and commercial markets in more than 150 countries. Headquartered in Melbourne, Florida, the company has annual revenue of more than $5 billion and more than 16,000 employees — including nearly 7,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications® products, systems, and services. Additional information about Harris Corporation is available at www.harris.com.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC, including net income and earnings per share for the third quarter of fiscal 2008 excluding the impact of costs associated with our acquisitions and integration costs associated with the formation of Harris Stratex Networks; and earnings per share guidance for fiscal 2008 also excluding the impact of integration costs associated with the formation of Harris Stratex Networks and acquisitions. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to understand Harris performance. In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.
Attachments: Financial Statements (nine tables).

# # #
Forward-Looking Statements
Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: earnings guidance for fiscal 2008 and fiscal 2009; the potential value of contract awards and potential contract awards; and statements regarding outlook, including expected revenue growth. The Company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The Company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: our participation in markets that are often subject to uncertain economic conditions which makes it difficult to estimate growth in our markets and, as a result, future income and expenditures; our dependence on the U.S. government for a significant portion of our revenues, as the loss of this relationship or a shift in U.S. government funding could have adverse consequences on our future business; potential changes in U.S. government or customer priorities due to program reviews or revisions to strategic objectives, including termination of or potential failure to fund U.S. government contracts; risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; the performance of critical subcontractors or suppliers; financial and government and regulatory risks relating to international sales and operations, including fluctuations in foreign currency exchange rates and the effectiveness of our currency hedging program; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events, which may affect adversely the markets in which we operate, our ability to insure against risks, our operations or our profitability; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; customer credit risk; the fair values of our portfolio of passive investments, which values are subject to significant price volatility or erosion; risks inherent in developing new technologies; changes in our effective tax rate that may have an adverse effect on our results of operations; the impact of the results of Harris Stratex Networks, which may vary significantly and may be difficult to forecast; the potential impact of natural disasters on our significant operations in Florida, California and other locations; general economic conditions in the markets in which we operate; changes in future business conditions that could cause business investments and/or recorded goodwill to become impaired; and our ability to attract and retain key employees. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. Harris disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
# # #
Investor Relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com
Media inquiries: Jim Burke at 321-727-9131, or jim.burke@harris.com
For additional information, contact Harris Corporation at webmaster@harris.com.

Table 1
HARRIS CORPORATION
FY ’08 Third Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Quarter Ended		Three Quarters Ended
	March 28,	March 30,	March 28,	March 30,
	2008	2007	2008	2007
	(In millions, except per share amounts)
Revenue from product sales and services	$1,329.6	$1,072.4	$3,877.8	$3,035.4

Cost of product sales and services	(933.9)	(719.1)	(2,691.7)	(2,043.7)
Engineering, selling and administrative expenses	(236.4)	(241.5)	(683.6)	(592.3)
Gain on combination with Stratex Networks, Inc.	—	163.4	—	163.4
Non-operating income (loss)	2.8	2.8	8.7	(15.9)
Interest income	1.9	4.6	5.5	9.5
Interest expense	(13.9)	(10.5)	(42.8)	(30.1)

Income before income taxes and minority interest	150.1	272.1	473.9	526.3
Income taxes	(38.9)	(63.8)	(149.0)	(140.1)
Minority interest in Harris Stratex Networks, Inc., net of tax	(3.2)	6.6	(2.4)	6.6

Net income	$108.0	$214.9	$322.5	$392.8

Net income per common share

Basic	$.80	$1.62	$2.41	$2.95

Diluted	$.78	$1.52	$2.35	$2.79

Cash dividends paid per common share	$.15	$.11	$.45	$.33

Basic weighted average shares outstanding	134.6	133.0	134.0	133.0
Diluted weighted average shares outstanding	136.2	141.7	136.9	141.7
Note:   Results for the quarter ended March 30, 2007 include a $143.1 million after-tax ($1.01 per diluted share) gain on the combination with Stratex Networks, Inc. offset by $13.0 million after-tax and minority interest ($0.09 per diluted share) of transaction and integration costs related to the combination.

Table 2
HARRIS CORPORATION
FY ’08 Third Quarter Summary
BUSINESS SEGMENT INFORMATION
(Unaudited)

	Quarter Ended		Three Quarters Ended
	March 28,	March 30,	March 28,	March 30,
	2008	2007	2008	2007
	(In millions)
Revenue
Defense Communications and Electronics	$506.8	$416.4	$1,408.4	$1,196.3
Government Communications Systems	490.6	387.6	1,487.9	1,098.3
Broadcast Communications	158.6	138.6	468.9	433.4
Harris Stratex Networks	178.2	139.0	531.6	333.9
Corporate eliminations	(4.6)	(9.2)	(19.0)	(26.5)

	$1,329.6	$1,072.4	$3,877.8	$3,035.4

Income Before Income Taxes and Minority Interest
Segment Operating Income (Loss):
Defense Communications and Electronics	$156.4	$126.3	$430.1	$355.2
Government Communications Systems	5.7	44.5	97.8	106.8
Broadcast Communications	7.1	(18.1)	25.7	3.7
Harris Stratex Networks	9.2	141.0	7.4	157.0
Headquarters expense	(18.2)	(16.2)	(55.2)	(50.2)
Corporate eliminations	(0.9)	(2.3)	(3.3)	(9.7)
Non-operating income (loss)	2.8	2.8	8.7	(15.9)
Net interest	(12.0)	(5.9)	(37.3)	(20.6)

	$150.1	$272.1	$473.9	$526.3

Table 3
HARRIS CORPORATION
FY ’08 Third Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Three Quarters Ended
	March 28,	March 30,
	2008	2007
	(In millions)
Operating Activities
Net income	$322.5	$392.8
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	125.8	89.1
Purchased in-process research and development write-off	1.4	15.3
Share-based compensation	29.8	19.1
Non-current deferred income tax	2.3	(2.6)
Gain on the sale of securities available-for-sale	(4.8)	—
Gain on the combination with Stratex Networks, Inc.	—	(163.4)
Minority interest in Harris Stratex Networks, Inc., net of tax	2.4	(6.6)
(Increase) decrease in:
Accounts and notes receivable	(96.7)	(27.1)
Inventories	(90.3)	(26.2)
Increase (decrease) in:
Accounts payable and accrued expenses	67.4	(6.1)
Advance payments and unearned income	13.8	20.6
Income taxes	(19.2)	6.3
Other	(1.2)	12.1

Net cash provided by operating activities	353.2	323.3

Investing Activities
Cash paid for acquired businesses	(12.8)	—
Cash received in the combination with Stratex Networks, Inc.	—	33.2
Additions of property, plant and equipment	(84.2)	(66.6)
Additions of capitalized software	(24.7)	(32.2)
Proceeds from the sale of securities available-for-sale	7.1	—
Cash paid for short-term investments available-for-sale	(8.4)	(264.9)
Proceeds from the sale of short-term investments available-for-sale	25.4	362.1

Net cash provided by (used in) investing activities	(97.6)	31.6

Financing Activities
Proceeds from borrowings	450.2	36.0
Repayment of borrowings	(541.3)	(31.5)
Payment of treasury lock	(8.8)	—
Proceeds from exercise of employee stock options	27.1	27.8
Repurchases of common stock	(200.0)	(47.0)
Cash dividends	(61.3)	(44.2)

Net cash used in financing activities	(334.1)	(58.9)

Effect of exchange rate changes on cash and cash equivalents	2.1	4.5

Net increase (decrease) in cash and cash equivalents	(76.4)	300.5
Cash and cash equivalents, beginning of year	368.3	181.3

Cash and cash equivalents, end of quarter	$291.9	$481.8

Supplemental disclosure of noncash investing and financing activities:
Formation and combination of Harris Stratex Networks, Inc.:
Contribution of Harris Microwave Communications Division assets and liabilities to the former shareholders of Stratex Networks, Inc.	$—	$(117.9)

57% of the fair value of Stratex Networks, Inc. received by Harris Corporation	$—	$281.3

Common stock issued in exchange for 3.5% convertible debentures, due fiscal 2023	$163.5	$—

Table 4
HARRIS CORPORATION
FY ’08 Third Quarter Summary
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	March 28,	June 29,
	2008	2007
	(In millions)
Assets

Cash and cash equivalents	$291.9	$368.3
Short-term investments	3.4	20.4
Marketable equity securities	31.1	40.5
Receivables	848.9	748.5
Inventories	649.3	556.8
Current deferred income taxes	119.7	94.3
Other current assets	64.8	67.3
Property, plant and equipment	481.3	459.2
Goodwill	1,539.3	1,525.2
Identifiable intangible assets	380.8	417.9
Other non-current assets	114.8	107.6

	$4,525.3	$4,406.0

Liabilities and Shareholders’ Equity

Short-term debt	$53.5	$410.0
Accounts payable	395.9	350.0
Compensation and benefits	174.9	188.1
Other accrued items	241.6	187.5
Advance payments and unearned income	142.3	128.5
Income taxes payable	15.2	64.2
Current portion of long-term debt	6.8	309.8
Non-current deferred income taxes	35.6	61.8
Long-term debt	833.5	408.9
Other long-term liabilities	105.8	66.5
Minority interest in Harris Stratex Networks, Inc.	337.8	326.9
Shareholders’ equity	2,182.4	1,903.8

	$4,525.3	$4,406.0

HARRIS CORPORATION
FY ’08 Third Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE
To supplement our condensed consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional measures of segments’ operating income (loss), non-operating income (loss); cost of product sales and services; engineering, selling and administrative expenses; income before income taxes and minority interest; income taxes; minority interest; net income; and net income per diluted share adjusted to exclude certain costs, expenses, gains and losses. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Harris management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to understand Harris performance. In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

Table 5
HARRIS CORPORATION
FY ’08 Third Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Condensed Consolidated Statement of Income
(Unaudited)

	Quarter Ended			Quarter Ended
	March 28, 2008			March 30, 2007
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions, except per share amounts)
Revenue from product sales and services	$1,329.6	$—	$1,329.6	$1,072.4	$—	$1,072.4

Cost of product sales and services (A)	(933.9)	0.2	(933.7)	(719.1)	6.0	(713.1)
Engineering, selling and administrative expenses (B)	(236.4)	1.8	(234.6)	(241.5)	43.6	(197.9)
Gain on combination with Stratex Networks, Inc. (C)	—	—	—	163.4	(163.4)	—
Non-operating income	2.8	—	2.8	2.8	—	2.8
Interest income	1.9	—	1.9	4.6	—	4.6
Interest expense	(13.9)	—	(13.9)	(10.5)	—	(10.5)

Income before income taxes and minority interest	150.1	2.0	152.1	272.1	(113.8)	158.3
Income taxes	(38.9)	0.3	(38.6)	(63.8)	9.1	(54.7)
Minority interest in Harris Stratex Networks, Inc., net of tax	(3.2)	(0.1)	(3.3)	6.6	(9.7)	(3.1)

Net income	$108.0	$2.2	$110.2	$214.9	$(114.4)	$100.5

Net income per diluted common share (N)	$.78	$.03	$.81	$1.52	$(.80)	$.72

	Three Quarters Ended			Three Quarters Ended
	March 28, 2008			March 30, 2007
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions, except per share amounts)
Revenue from product sales and services	$3,877.8	$—	$3,877.8	$3,035.4	$—	$3,035.4

Cost of product sales and services (A)	(2,691.7)	6.2	(2,685.5)	(2,043.7)	6.0	(2,037.7)
Engineering, selling and administrative expenses (B)	(683.6)	18.9	(664.7)	(592.3)	45.3	(547.0)
Gain on combination with Stratex Networks, Inc. (C)	—	—	—	163.4	(163.4)	—
Non-operating income (loss) (D)	8.7	—	8.7	(15.9)	19.8	3.9
Interest income	5.5	—	5.5	9.5	—	9.5
Interest expense	(42.8)	—	(42.8)	(30.1)	—	(30.1)

Income before income taxes and minority interest	473.9	25.1	499.0	526.3	(92.3)	434.0
Income taxes	(149.0)	(6.6)	(155.6)	(140.1)	1.9	(138.2)
Minority interest in Harris Stratex Networks, Inc., net of tax	(2.4)	(6.8)	(9.2)	6.6	(9.7)	(3.1)

Net income	$322.5	$11.7	$334.2	$392.8	$(100.1)	$292.7

Net income per diluted common share (N)	$2.35	$.09	$2.44	$2.79	$(.70)	$2.09

Table 6
HARRIS CORPORATION
FY ’08 Third Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
BUSINESS SEGMENT INFORMATION
(Unaudited)

	Quarter Ended			Quarter Ended
	March 28, 2008			March 30, 2007
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions)
Revenue
Defense Communications and Electronics	$506.8	$—	$506.8	$416.4	$—	$416.4
Government Communications Systems	490.6	—	490.6	387.6	—	387.6
Broadcast Communications	158.6	—	158.6	138.6	—	138.6
Harris Stratex Networks	178.2	—	178.2	139.0	—	139.0
Corporate eliminations	(4.6)	—	(4.6)	(9.2)	—	(9.2)

	$1,329.6	$—	$1,329.6	$1,072.4	$—	$1,072.4

Income Before Income Taxes and Minority Interest
Segment Operating Income (Loss):
Defense Communications and Electronics	$156.4	$—	$156.4	$126.3	$—	$126.3
Government Communications Systems (E)	5.7	0.4	6.1	44.5	—	44.5
Broadcast Communications (F)	7.1	0.1	7.2	(18.1)	23.1	5.0
Harris Stratex Networks (G)	9.2	1.5	10.7	141.0	(136.9)	4.1
Headquarters expense	(18.2)	—	(18.2)	(16.2)	—	(16.2)
Corporate eliminations	(0.9)	—	(0.9)	(2.3)	—	(2.3)
Non-operating income	2.8	—	2.8	2.8	—	2.8
Net interest expense	(12.0)	—	(12.0)	(5.9)	—	(5.9)

	$150.1	$2.0	$152.1	$272.1	$(113.8)	$158.3

	Three Quarters Ended			Three Quarters Ended
	March 28, 2008			March 30, 2007
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions)
Revenue
Defense Communications and Electronics	$1,408.4	$—	$1,408.4	$1,196.3	$—	$1,196.3
Government Communications Systems	1,487.9	—	1,487.9	1,098.3	—	1,098.3
Broadcast Communications	468.9	—	468.9	433.4	—	433.4
Harris Stratex Networks	531.6	—	531.6	333.9	—	333.9
Corporate eliminations	(19.0)	—	(19.0)	(26.5)	—	(26.5)

	$3,877.8	$—	$3,877.8	$3,035.4	$—	$3,035.4

Income Before Income Taxes and Minority Interest
Segment Operating Income (Loss):
Defense Communications and Electronics	$430.1	$—	$430.1	$355.2	$—	$355.2
Government Communications Systems (E)	97.8	1.3	99.1	106.8	—	106.8
Broadcast Communications (F)	25.7	1.9	27.6	3.7	23.1	26.8
Harris Stratex Networks (G)	7.4	21.9	29.3	157.0	(135.2)	21.8
Headquarters expense	(55.2)	—	(55.2)	(50.2)	—	(50.2)
Corporate eliminations	(3.3)	—	(3.3)	(9.7)	—	(9.7)
Non-operating income (loss) (D)	8.7	—	8.7	(15.9)	19.8	3.9
Net interest expense	(37.3)	—	(37.3)	(20.6)	—	(20.6)

	$473.9	$25.1	$499.0	$526.3	$(92.3)	$434.0

Table 7
HARRIS CORPORATION
Reconciliation of FY ’08 GAAP EPS Guidance to Non-GAAP EPS Guidance
and
Reconciliation of FY ’09 GAAP EPS Guidance to FY ’08 GAAP and Non-GAAP EPS Guidance
(Unaudited)

	Fiscal Year 2008	Fiscal Year 2009	Percent Growth
GAAP Earnings Per Share Guidance	$3.34	$4.05 to $4.15	21% to 24%
Charges associated with the combination with Stratex Networks, Inc. (H)	$0.07
Charges associated with the acquisition of Multimax Incorporated (I)	$0.02
Charges associated with the acquisition of Zandar Technologies plc (J)	$0.02

Non-GAAP Earnings Per Share Guidance	$3.45	$4.05 to $4.15	17% to 20%

Table 8
HARRIS CORPORATION
FY ’08 Third Quarter Year Over Year Organic Revenue Growth
(Unaudited)

	Quarter Ended
	March 30,	March 28,	Percent
	2007	2008	Growth
	(In millions)
Harris Corporation
GAAP Revenue	$1,072.4	$1,329.6	24%
Impact of acquisitions (K)	82.6

Organic Revenue	$1,155.0	$1,329.6	15%

Government Communications Systems
GAAP Revenue	$387.6	$490.6	27%
Impact of acquisitions (L)	73.1

Organic Revenue	$460.7	$490.6	6%

Table 9
HARRIS CORPORATION
FY ’08 Third Quarter Summary
Comparison of Harris Stratex Networks Segment GAAP and Non-GAAP Revenue and Operating Income to
that Reported by Harris Stratex Networks, Inc.
(Unaudited)

	Quarter Ended		Quarter Ended
	March 28, 2008		March 30, 2007
	As Reported by		As Reported by
		Harris		Harris
		Stratex		Stratex
	Harris	Networks	Harris	Networks
	(In millions)
Revenue — As Reported	$178.2	$178.2	$139.0	$139.0
Adjustments:
Stratex Networks, Inc. revenue:
January 2007	—	—	—	7.8

Revenue — Non-GAAP	$178.2	$178.2	$139.0	$146.8

Operating Income(Loss) — As Reported (M)	$9.2	$9.2	$141.0	$(22.7)
Adjustments:
Gain on combination with Stratex Networks, Inc.	—	—	(163.4)	—
Stratex combination transaction costs	—	—	23.0	23.0
Stratex combination integration costs	1.5	1.5	3.5	3.5
FAS 123R expense	—	2.1	—	1.5
Other identifiable intangible amortization	—	3.7	—	2.4
Stratex Networks, Inc. operating loss:
January 2007	—	—	—	(2.1)

Operating Income — Non-GAAP	$10.7	$16.5	$4.1	$5.6

HARRIS CORPORATION
FY ’08 Third Quarter Summary
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
Notes to tables 5 through 9:
Note A — Adjustments to cost of product sales and services for the quarter ended March 28, 2008 are due to the impact of a step up in fixed assets associated with the combination between Stratex Networks, Inc. (“Stratex”) and our former Microwave Communications Division ($0.2 million). Adjustments to cost of product sales and services for the three quarters ended March 28, 2008 are due to the impact of a step up in fixed assets and integration costs associated with the Stratex combination ($5.8 million) and a step up in inventory associated with our acquisition of Zandar Technologies plc (“Zandar”) ($0.4 million). Adjustments to cost of product sales and services for the quarter and three quarters ended March 30, 2007 are due to transaction-related costs including a step up in inventory, a step up in fixed assets and a write-off of deferred revenue associated with the Stratex combination ($6.0 million).
Note B — Adjustments to engineering, selling and administrative expenses for the quarter ended March 28, 2008 are due to the impact of a step up in fixed assets and integration costs associated with the Stratex combination ($1.3 million), integration costs associated with our acquisition of Multimax Incorporated (“Multimax”) ($0.4 million) and integration costs associated with our acquisition of Zandar ($0.1 million). Adjustments to engineering, selling and administrative expenses for the three quarters ended March 28, 2008 are due to the impact of a step up in fixed assets and integration costs associated with the Stratex combination ($16.1 million), integration costs associated with our acquisition of Multimax ($1.3 million) and integration costs and a write-off of in-process research and development associated with our acquisition of Zandar ($1.5 million). Adjustments to engineering, selling and administrative expenses for the quarter and three quarters ended March 30, 2007 are due to transaction costs associated with the Stratex combination, including a write-off of in-process research and development and the amortization of backlog ($17.0 million); integration costs associated with the Stratex combination ($3.5 million for the quarter and $5.2 million for the three quarters ended March 30, 2007); severance and other expenses associated with cost-reduction actions in our Broadcast Communications segment ($4.2 million) and a write down of capitalized software associated with management’s decision to discontinue an automation software development effort in our Broadcast Communications segment ($18.9 million).
Note C — Adjustment for the gain on the Stratex combination ($163.4 million).
Note D — The adjustment to non-operating income (loss) for the three quarters ended March 30, 2007 is due to the impairment to our investment in Terion, Inc. ($19.8 million).
Note E — Adjustments to our Government Communications Systems segment operating income for the quarter and three quarters ended March 28, 2008 are due to integration costs associated with our acquisition of Multimax ($0.4 million and $1.3 million, respectively).
Note F — Adjustments to our Broadcast Communications segment operating income for the quarter ended March 28, 2008 are due to integration costs associated with our acquisition of Zandar ($0.1 million). Adjustments to our Broadcast Communications segment operating income for the three quarters ended March 28, 2008 are due to the impact of a step up in inventory, integration costs and a write-off of in-process research and development associated with our acquisition of Zandar ($1.9 million). Adjustments to our Broadcast Communications segment operating income for the quarter and three quarters ended March 30, 2007 are due to severance and other expenses associated with cost-reduction actions ($4.2 million) and a write down of capitalized software associated with management’s decision to discontinue an automation software development effort ($18.9 million).
Note G — Adjustments to our Harris Stratex Networks segment operating income for the quarter and three quarters ended March 28, 2008 are due to the impact of a step up in fixed assets and integration costs associated with the Stratex combination ($1.5 million and $21.9 million, respectively). Adjustments to our Harris Stratex Networks segment operating income for the quarter and three quarters ended March 30, 2007 are due to the gain on the Stratex combination ($163.4 million) offset by transaction costs ($23.0 million) and integration costs ($3.5 million for the quarter and $5.2 million for the three quarters ended March 30, 2007) associated with the Stratex combination.
Note H — Adjustment for the estimated $0.07 per diluted share impact, after minority interest, is due to the impact of a step up in fixed assets and integration costs associated with the Stratex combination.

Note I — Adjustment for the estimated $0.02 per diluted share impact is for the estimated impact from integration and other charges associated with our acquisition of Multimax.
Note J — Adjustment for the estimated $0.02 per diluted share impact is for the estimated impact from integration and other charges associated with our acquisition of Zandar.
Note K — Adjustments to add revenue of Stratex, Multimax, and Zandar during the third quarter of Harris’ fiscal year 2007 and to subtract revenue during the third quarter of Harris’ fiscal year 2007 of our radio resale business exited in the fourth quarter of fiscal 2007.
Note L — Adjustments to add revenue of Multimax during the third quarter of Harris’ fiscal year 2007.
Note M — The difference between the GAAP operating income (loss) recorded during the quarter ended March 30, 2007 by Harris versus Harris Stratex Networks, Inc. is due to the $163.4 million gain recorded by Harris on the Stratex combination and $0.3 million of corporate allocations expense.
Note N — For the quarter and three quarters ended March 28, 2008 the “As Reported” calculations of net income per diluted common share include the potential dilutive effect of warrants to purchase the common stock of Harris Stratex Networks, Inc. The “Non-GAAP” calculations exclude the effects of this potential dilution.